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Rise Gold Submits Permit Application to Reopen Idaho-Maryland Gold Mine

November 21, 2019 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the “Company”) is pleased to announce that it has submitted an application for a Use Permit to Nevada County to allow the re-opening of the Idaho-Maryland Gold Mine (the “IM Mine”). The Company is fully financed to complete the County permitting process.

Background

The IM Mine is a past producing gold mine which produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955.1

The IM Mine was the second largest lode gold producer in the United States before being forced to close under War Production Board Order L-208 during World War II. The mine produced a substantial amount of gold in the years before the forced closure. In the two years before closure, 1940 and 1941, mine production averaged 920 tons per day with a mill head grade of 0.38 oz per ton (12.9 gpt) and 121,000 oz of gold production per year.1

The Company has recently completed 67,500 feet (20,600 meters) of exploration core drilling at the IM Mine. Numerous high-grade gold intercepts have been encountered, both near the existing mine workings and to depths significantly below historic mining areas.2

The Company believes it drilling program has been successful but cautions investors no current mineral resources or mineral reserves have been defined. The Company’s submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no technical report has been filed to support that this rate of production can be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IM Mine. The Company has not made a production decision for the IM Mine.

Project Design

The Use Permit application proposes underground mining to recommence at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the IM Mine. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Gold processing would be done by gravity

1 AMEC Foster Wheeler Americas Limited. Technical Report on the Idaho-Maryland Project. June 2017

2 Rise Gold news releases Jan 3, Jun 28, Jul 23, Aug 7, Dec 13 2018 & Mar 19, May 21 2019

and flotation to produce gravity and flotation gold concentrates. Processing equipment and operations would be fully enclosed in attractive modern buildings and numerous mature trees located on the perimeter of the Brunswick site would be retained to provide visual shielding of aboveground project facilities and operations.

The Company would produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in Nevada County.

A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways.

Detailed studies by professionals in the fields of civil and electrical engineering, biology, hydrology, cultural resources, traffic, air quality, human health, vibration, and sound have guided the designs of the project.

Approximately 300 employees would be required if the mine reaches full production.

Nevada County Use Permit

The application and permitting process are being managed by Benchmark Resources, a California based planning and environmental consulting firm with substantial experience in the permitting of mining projects. Benchmark’s track record of success has resulted in the development of numerous environmentally sensitive and socially accepted mining projects across the state.

The IM Mine Property is 100% owned by the Company and located on private land in Nevada County, California. As a result, the Project is subject to the Nevada County Land Use and Development Code. Subsurface mining and aboveground processing is an allowed use subject to County approval of a Use Permit. The Company will also be required to obtain approval of a Reclamation Plan, variance, and rezone from the County for any surface component of the underground mining operation before mining operations can commence.

In order to approve the requested entitlements, the County must satisfy the requirements of the California Environmental Quality Act (“CEQA”).  CEQA requires that the County study the environmental impacts of any discretionary action, disclose the impacts to the public, and mitigate unavoidable impacts to the extent feasible.  CEQA is triggered whenever a California governmental agency is asked to approve a discretionary project. The project application will require an Environmental Impact Report (“EIR”).

A general outline of milestones in the process to approval of the permit is outlined as follows;

1)

County reviews application and hires a 3rd party environmental consultant;

2)

County’s consultant prepares a Draft EIR;

3)

Draft EIR is published for public comments;

4)

County’ s consultant publishes a Final EIR including responses to comments; and

5)

County decisionmakers review the Final EIR and consider approval of the Use Permit and Reclamation Plan at a public hearing.

The timeline from application to land use approval is expected to range from 12-18 months.  Construction and operational permits would follow as needed.

The Company will provide further information, updates, and details throughout the process.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.